Exhibit 10.4
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 21st day of July, 2005, (and effective as of June 30, 2005), by and between FIND/SVP, INC., a New York corporation (the “Company”) and Marc Litvinoff (“Employee”).

WHEREAS, the Company and the Employee are parties to an Employment Agreement entered into as of April 28, 2004 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee now desire to amend and modify certain terms and provisions of the Employment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Defined Terms; Section References.Any capitalized term used, but not defined, in this Amendment shall have the meaning given thereto in the Employment Agreement. All section references herein refer to the applicable section of the Employment Agreement.

2.  The date “May 16, 2005” in Section 2.1 is deemed amended and replaced with “June 30, 2007.”

3.  Section 3.1 is deemed amended in its entirety as set forth below:

3.1 (a) For the year ending June 30, 2006, Employee shall receive salary for his services at the rate of $255,000 per annum (“Base Salary”), payable in accordance with the Company’s normal payroll procedure for executive employees. On July 1, 2006 and on July 1 of any subsequent Renewal Term, unless otherwise agreed to in writing, Employee's Base Salary shall be equal to at least the prior year’s Base Salary plus (i) the percentage increase in the consumer price index for all urban consumers in the New York metropolitan area during the prior twelve months multiplied by (ii) the prior year's base salary.

(b) In addition to the Employee’s Base Salary, the Employee will be eligible to receive incentive compensation as follows:

(i) Bonus target of 35% of Base Salary for calendar year 2005 upon the achievement of 100% of corporate EBITDA targets ($.10 per share after bonus payouts), and 75% of Base Salary for calendar year 2005 upon the achievement of 120% of corporate EBITDA targets.

(ii) Bonus target of 35% of Base Salary for calendar year 2006 upon the achievement of 100% of corporate EBITDA targets ($.10 per share after bonus payouts), and 75% of Base Salary for calendar year 2006 upon the achievement of 120% of corporate EBITDA targets.

(iii) An automobile allowance of $500.00 per month.

4.  Section 3.5 is deemed amended in its entirety as set forth below:

(a) In the event the Employee's employment by the Company is terminated for "cause" pursuant to Section 2.1(c) hereof, or by virtue of Section 2.1(d) hereof because the Employee voluntarily leaves the employ of the Company, the Employee shall be entitled to (i) the compensation provided for by Section 3.1(a) hereof, and (ii) compensation accrued pursuant to Section 3.1(b) hereof, in each case only up until the date of termination of his employment.

(b) In the event the Employee's employment by the Company is terminated by the Company without cause, by the Employee for Good Reason, or as a result of a Nonrenewal Event or a Third Year Nonrenewal Event, the Employee (or his estate in the event such termination is due to the death of the Employee or the Employee dies subsequent to such termination) shall be entitled to receive (i) the compensation provided for in Section 3.1(a) hereof as may be adjusted upward and without taking into effect any Cash Compensation Reductions (as defined below) for the Severance Period (as defined herein) and (ii) any monies due and owing to the Employee pursuant to Section 3.1(b), provided that any benefit under Section 3.1(b)(ii) hereof shall only be provided for the Severance Period (collectively, the “Severance Benefit”). Subsequent to the Employee’s separation from employment, should the Company discover that the Employee had violated Section 2.1(c) or Section 4 hereof, the Company shall not pay, and Employee shall not be entitled to receive, any portion of the Severance Benefit. The “Severance Period” shall be a period of twelve (12) months from the date of termination.

For purposes of this Agreement, a “Third Year Nonrenewal Event” shall occur in the event that the Employee ceases to continue employment with the Company after the expiration of the Renewal Term because the Company does not offer to continue the Employee’s employment hereunder for a fourth year on terms that are substantially the same as the terms contained in this Agreement, provided, however, that the cash compensation offered by the Company may be reduced (a “Cash Compensation Reduction”) pro rata (but in no event less than 90% of the cash compensation provided hereunder) to the same extent that a majority of the members of the Company’s OMG shall also agree to accept a cash compensation reduction.

5.  Section 3.6 is amended by amending subsection 3.6(c) in its entirety and by adding a new subparagraph 3.6(d) at the end thereof as follows:

(c) Effective as of July 1, 2005, the Company will grant to the Employee 50,000 shares of Restricted Stock under the Company’s 2003 Stock Incentive Plan (the “Plan”) or such other similar stock plan that the Company may have in place at the time, at an exercise price of $.01 per share.

The restricted stock shall vest as follows: (i) 100% on the date the Average Closing Price exceeds three dollars and twenty five cents ($3.25) per share in the first year after grant of the award, (ii) 100% on the date the Average Closing Price exceeds four dollars ($4.00) per share in the second year after grant of the award or (iii) the date there is a Change of Control of the Company. For purposes of this Agreement, “Average Closing Price” shall mean the average closing price of the Company’s common stock quoted on the NASDAQ System or such other exchange where the Company’s common stock may be traded for fifteen (15) consecutive trading days. The number of shares granted and the target share price shall be adjusted for changes in the common stock as outlined in Section 18.1 of the Plan or as otherwise mutually agreed in writing between the parties. The terms of the Restricted Stock granted under this subsection shall be set forth in a Restricted Stock Award Agreement attached hereto as Exhibit C.

For the purpose of this Agreement, a "Change of Control" shall mean the acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, Employee, any group (as defined above) of which Employee is a member, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors.

(d) Effective as of July 1, 2006, the Employee shall be awarded a minimum of 50,000 shares of Restricted Stock having terms and conditions substantially similar to the Restricted Stock described in (c) above.

6.  Except as expressly amended by this Amendment, the Employment Agreement shall remain in full force and effect.

7.  This Amendment shall be governed by, and construed in accordance with the laws of the state of New York applicable to contracts executed, and to be fully performed, in such state.

8.  This Amendment may be executed in any number of counterparts and via facsimile, but all such counterparts will together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

COMPANY:	EMPLOYEE
FIND/SVP, INC. By: /s/ David Walke Name: David Walke Title: Chief Executive Officer	/s/ Marc Litvinoff Marc Litvinoff

EXHIBIT C